Exhibit 10.1

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (the “Agreement”) dated as of February 14, 2017 which modifies certain rights with respect to Peter L. Briger, Jr., Wesley R. Edens, and Randal A. Nardone (the “Principals”) under the Amended and Restated Tax Receivable Agreement dated as of February 1, 2007 (the “Tax Receivable Agreement”), is hereby entered into by and among FIG Corp., a Delaware corporation (the “Corporation”), FIG Asset Co. LLC, a Delaware limited liability company (“FIGA”), the entities set forth on the signature pages hereto (together with all other Persons in which the Corporation acquires a general partnership interest, managing member interest or similar interest after the date hereof and who execute and deliver a joinder contemplated in Section 7.14 of the Tax Receivable Agreement, the “Partnerships”) and each of the Principals (collectively, the “Parties”). Capitalized terms that are used but not defined herein shall have the meaning given to such terms in the Tax Receivable Agreement.

RECITALS

WHEREAS, the Principals hold Partnership Units in each of the Partnerships, each of which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, concurrently herewith, SB Foundation Holdings LP, a Cayman Islands exempted limited partnership (“Holdco”), Foundation Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and Fortress Investment Group, LLC, a Delaware limited liability company (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of February 14, 2017, as the same may be amended (such agreement, as amended, being referred to herein as the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company in the merger, in accordance with the terms thereof (the “Merger”);

WHEREAS, in order to induce Holdco to enter into the Merger Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of the Merger Agreement, the Principals are entering into an agreement with Holdco (the “Founders Agreement”), pursuant to which, among other things, the Principals shall sell 100% of their Partnership Units to the Corporation in exchange for cash, and the Corporation desires to buy such Partnership Units from the Principals (the “Transaction”);

WHEREAS, in connection with entering into the Founders Agreement, the Principals desire, subject to the terms and conditions set forth herein, to waive certain rights under the Tax Receivable Agreement that result from the Transaction and relieve the Corporation from certain obligations that would otherwise result from the Transaction under the Tax Receivable Agreement;

NOW, THEREFORE, in consideration of the foregoing, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

Section 1. WAIVER.

(a) Except as set forth in Sections 1(b)–(d):

(i) the Principals hereby waive any and all rights and benefits under the Tax Receivable Agreement that result from, or are attributable to, the Transaction or any other transaction that may occur after the date hereof (“Post-Transaction Events”), including but not limited to any rights or benefits relating to Tax Benefit Payments, Early Termination Payment and reporting requirements, that could otherwise be created as a result of the Transaction or Post-Transaction Events, and the Parties agree that notwithstanding any provision of the Tax Receivable Agreement, for purposes of determining any of the Principals’ rights or benefits under the Tax Receivable Agreement (and solely for such purposes), none of the Transaction or any Post-Transaction Event shall be regarded as a taxable Exchange that would result in a Basis Adjustment or an event that results in a Change of Control.

(b) Except as set forth herein, this Agreement does not alter or amend any of the Principals’ rights or benefits in connection with Exchanges or other transactions (in each case insofar as they relate to the Principals) described in the Tax Receivable Agreement that have occurred prior to the Transaction (“Pre-Transaction TRA Benefits”); provided, however, that in determining or calculating the Pre-Transaction TRA Benefits:

(i) subject to clauses (ii) and (iii) below, the impact, if any, of the Transaction and Post-Transaction Events shall be entirely disregarded except that (x) the Corporation’s taxable net income attributable to the Partnership Units purchased in the Transaction pursuant to the Founders Agreement and (y) the Corporation’s tax basis step-up (and associated depreciation and amortization deductions) arising out of the Transaction shall, in each case, not be disregarded;

(ii) the Corporation’s deduction for payments or accruals of interest expense for any taxable period ending after the date of the Founders Closing (as defined in the Founders Agreement) shall be determined as if such deduction is equal to the lesser of (a) the Corporation’s actual deduction and (b) the Corporation’s deduction determined as if the amount of its debt (or other items treated as indebtedness for U.S. federal income tax purposes) does not exceed the sum of (x) $1.1 billion at an interest rate (and, for avoidance of doubt, any deduction for interest for U.S. federal income tax purposes) does not exceed the Reference Rate (as defined below), (y) the Corporation’s share for U.S. federal income tax purposes of interest expense on any debt (or other items treated as indebtedness for U.S. federal income tax purposes) of the Foundation Funds (as defined in the Founders Agreement), and (z) any deduction attributable to the Imputed Interest;

(iii) for purposes of applying the limitations of Section 3.03 of the Tax Receivable Agreement to determine limitations on amounts otherwise payable to the Principals under the Tax Receivable Agreement as modified by this Agreement in situations in which (A) the Corporation’s deduction with respect to the Basis Adjustment is limited in a particular Taxable Year, or (B) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, each Principal’s entitlement to Tax Benefit Payments shall, in each case, be deemed to be no less than what such Principal’s entitlement would have been if the Principals had not entered into this Agreement. For the avoidance of doubt, this Section 1(b)(iii) shall not entitle the Principals to any greater payment under the Tax Receivable Agreement (after taking into account this Agreement) than the payment that the Principals would have received under the Tax Receivable Agreement as modified by this Agreement if this Agreement did not contain this section 1(b)(iii) and the above described limitations of Section 3.03 of the Tax Receivable Agreement did not apply with respect to such taxable year; and

(iv) each of the Corporation, FIGA and each Partnership shall treat any Tax Benefit Payment (or portion thereof) not paid to the Principals pursuant to Section 3.03 of the Tax Receivable Agreement (as may be modified by this Agreement) in a situation described in clause (B) of Section 1(b)(iii) as becoming due and owing as soon as (and to the extent that) the Corporation obtains sufficient funds to make such Tax Benefit Payment (or portion thereof).

(c) This Agreement imposes upon each Party a duty of good faith and fair dealing in such Party’s performance of its obligations under this Agreement that is co-extensive with the implicit duties of good faith and fair dealing under applicable New York law. In furtherance of the foregoing, each of the Corporation, FIGA and each Partnership shall not take any action which has a primary intended purpose to avoid or seek to avoid the performance of obligations under this Agreement. The foregoing is not intended in any way to limit the ability of the Corporation, FIGA or any Partnership to acquire or dispose of any entities or assets, unless such acquisition or disposition has a primary intended purpose to avoid or seek to avoid performance of such Party’s performance of its obligations under this Agreement.

(d) Notwithstanding anything to the contrary described in the Tax Receivable Agreement, the Parties hereby agree that the cumulative amounts payable after the date hereof with respect to Pre-Transaction TRA Benefits shall under no circumstances exceed $52,923,558 for Peter L. Briger, Jr., $58,773,478 for Wesley R. Edens, and $42,568,423 for Randal A. Nardone.

As used herein, the “Reference Rate” shall be determined on the first (1st) business day of each calendar quarter (each, a “determination date”) and shall equal, for such calendar quarter, the sum of (x) the rate per annum (not to be less than zero) equal to the London Interbank Offered Rate or a comparable or successor rate, as reasonably determined by the Corporation, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be selected by the Corporation from time to time) at approximately 11:00 a.m. London time two (2) business days prior to such determination date for dollar deposits (for delivery on the determination date) with a term of a calendar quarter and (y) 500 basis points with respect to up to $1 billion of debt and 175 basis points with respect to any remaining amount.

Section 2. EFFECTIVENESS; MISCELLANEOUS.

(a) Subject to Section 2(b), this Agreement shall become effective upon the consummation of the Transaction.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be null, void, and of no force or effect, without any action required by any Party, in the event that the Founders Agreement is terminated prior to the consummation of the Transaction.

(c) Except to the extent explicitly waived or modified pursuant to this Agreement, which waiver or modification shall apply only to the undersigned Principals, the provisions set forth in the Tax Receivable Agreement shall remain in full force and effect. For the avoidance of doubt, it is agreed and understood that this Agreement does not alter, amend or waive any of the rights or benefits provided in the Tax Receivable Agreement to Robert Kauffman and Michael Novogratz.

(d) This Agreement may be amended only by a writing signed by each of the Parties (which writing, in the case of the Company and to the extent entered into prior to the Founders Closing, must be approved by the Special Committee (as defined in the Merger Agreement) prior to execution).

(e) Notwithstanding anything to the contrary set forth in Section 7.08 of the Tax Receivable Agreement, any dispute arising under the Tax Receivable Agreement or this Agreement, other than those governed by Section 7.09 of the Tax Receivable Agreement, shall be resolved in accordance with the provisions set forth in Section 10.5 and Section 10.6 of the Founders Agreement.

Section 3. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 4. GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 5. NOTICES.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:

if to the Corporation, FIGA or any Partnership:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

Attention: David N. Brooks

Facsimile: 212-789-6131

Email: dbrooks@fortress.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Attention: Harvey Eisenberg, Esq.

Facsimile: 212-310-8007

Email: harvey.eisenberg@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, TX 75201

Attention: James R. Griffin, Esq.

Facsimile: 214-746-7777

Email: james.griffin@weil.com

if to Peter L. Briger, Jr.:

Peter L. Briger, Jr.

c/o Fortress Investment Group

ATTN: Michael Hourigan

1 Market Plaza, Spear Tower 42nd Floor

San Francisco, CA 94105

Email: mhourigan@fortress.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

David R. Sicular, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

dsicular@paulweiss.com

if to Wesley R. Edens:

Wesley R. Edens

c/o Baobob Advisors - PE Fortress

ATTN: Tracy Fojas

1345 Avenue of the Americas 45th Floor

New York, NY 10105

Facsimile: (212) 479-3179

Email: tfojas@fortress.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

David R. Sicular, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

dsicular@paulweiss.com

if to Randal A. Nardone:

Randal A. Nardone

c/o Baobob Advisors - PE Fortress

ATTN: Tracy Fojas

1345 Avenue of the Americas 45th Floor

New York, NY 10105

Facsimile: (212) 479-3179

Email: tfojas@fortress.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

David R. Sicular, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

dsicular@paulweiss.com

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

FIG CORP.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG ASSET CO. LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS OPERATING ENTITY I LP

FOE II (NEW) LP

By: FIG Corp., the general partner of each of the foregoing entities

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

PETER L. BRIGER, JR.

/s/ Peter L. Briger, Jr.

WESLEY R. EDENS

/s/ Wesley R. Edens

RANDAL A. NARDONE

/s/ Randal A. Nardone